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                           Blue River Bancshares, Inc.
                     29 East Washington Street, P.O. Box 927
                           Shelbyville, Indiana 46176

FOR IMMEDIATE RELEASE

DATE:         August 16, 2004
CONTACT:      Lawrence T. Toombs, President
              Blue River Bancshares, Inc.
              [317] 398-9721


                          BLUE RIVER BANCASHARES, INC.
                                    ANNOUNCES
                               SECOND QUARTER AND
                           YEAR-TO-DATE 2004 EARNINGS
                                   (UNAUDITED)


         Shelbyville, IN -- Blue River Bancshares Inc. (NASDAQSC:BRBI) today announced consolidated net loss of ($57,000) for the quarter ended June 30, 2004. This compares to a consolidated net loss of ($24,000) for the same period of 2003. Basic loss per share was ($0.02) for the quarter ended June 30, 2004 compared to ($0.01) loss per share for the quarter ended June 30, 2003. Weighted average outstanding shares (basic) for the second quarter of 2004 were 3,406,150 compared to 2,406,150 for the second quarter of 2003. The Company recorded a valuation allowance against its deferred tax asset in 2002, therefore, the Company recorded no further income tax benefit for the quarter ended June 30, 2004.
         Interest income for the three months ended June 30, 2004 was $2,391,000 compared to $1,329,000 for the three months ended June 30, 2003. Interest expense increased to $990,000 for the period ended June 30, 2004 compared to total interest expense of $560,000 for the same period in 2003. Interest income and interest expense for 2004 includes the Company's subsidiary, Unified Banking Company which was acquired during the fourth quarter of 2003.

         Net interest income before loan loss provision for the three months ended June 30, 2004 was $1,401,000 as compared to $769,000 for the same period in 2003, or a 82% increase. Non-interest income for the three months ended June 30, 2004 was $270,000 as compared to $238,000 for the same period in 2003, or a 13% increase.

         Non-interest expense increased to $1,630,000 for the three months ended June 30, 2004



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increased from $971,000 for the same period of 2003. Non-interest income and non-interest expense is also reflective of the addition of Unified Banking Company for 2004.

         For the six month period ended June 30, 2004, the Company's net consolidated income was $170,000 compared to a net consolidated loss of ($74,000) for the same period in 2003. Basic earnings per share was $0.05 for the six months ended June 30, 2004 compared to ($0.03) loss per share for the six months ended June 30, 2003. Weighted average outstanding shares (basic) for the first half of 2004 were 3,406,150 compared to 2,301,753 for the first half of 2003. The Company benefited from recognizing required purchase accounting treatment based on the acquisition of Unified Banking Company. The benefit of the accounting treatment for the six months ended June 30, 2004 was $243,000. However, this benefit will be decreasing in future quarters as it declined from $186,000 for the quarter ended March 31, 2004 to $57,000 for the quarter ended June 30, 2004.

         On a consolidated basis, the Company's total assets as of June 30, 2004 were $204,480,000 compared to total assets of $198,810,000 as of December 31, 2003. Gross loans as of June 30, 2004 were $151,202,000 compared to December 31, 2003 gross loans of $128,666,000.

         Russell Breeden III, Chairman and CEO of Blue River commented: "Despite the loss for the quarter, each of our banks has made significant progress in adding quality loans and building the necessary infrastructure to properly manage our growing institutions. Unfortunately, while we are on the cusp of predictable profitability, any unforeseen accounting adjustments or non-recurring expense can turn a modest profit into a modest loss. With continued asset growth, increased fee income and the elimination of expenses associated with the clean-up of old problem loans, we believe Blue River Bancshares is expected to achieve a growing stream of profitability."

         Blue River Bancshares, Inc., is the holding company for Shelby County Bank, Shelbyville, Indiana and Unified Banking Company, Lexington, Kentucky.

         Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking


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statements relate to, among other things, exceptions of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.








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